Exhibit 10.1

AMENDMENT NO. 8

Dated as of June 1, 2020

to and under

Credit Agreement

Dated as of October 28, 2013, as Amended

Each of SOUTH STATE CORPORATION, formerly known as “First Financial Holdings, Inc.” (the “Company”), and U.S. BANK NATIONAL ASSOCIATION (the “Lender”) agree as follows:

1.         Credit Agreement.

Reference is made to the Credit Agreement, dated as of October 28, 2013, between the Company and the Lender, as amended by Amendment No. 1, dated as of October 27, 2014, between the Company and the Lender, and as further amended by the Agreement to Reinstate and Amendment No. 2, dated as of November 5, 2015, between the Company and the Lender, and as further amended by Amendment No. 3, dated as of November 16, 2015, between the Company and the Lender, and as further amended by the Amendment No. 4, dated as of November 15, 2016, between the Company and the Lender, and as further amended by the Amendment No. 5, dated as of November 15, 2017 between the Company and the Lender, and as further amended by the Amendment No. 6, dated as of November 15, 2018, between the Company and the Lender, and as further amended by the Amendment No. 7, dated as of November 15, 2019, between the Company and the Lender (said credit agreement, as so amended, the “Credit Agreement”).  Terms used but not defined in this Amendment No. 8 (this “Amendment”) shall have the meanings ascribed to them in the Credit Agreement.

2.         Amendments.  On and after the Effective Date (as defined in Section 5 below), the Credit Agreement shall be amended as hereinafter set forth.

(a)       The definitions of “New York Banking Day” and “Reprice Date” are deleted from Section 1.1(a) of the Credit Agreement.  The following definitions in Section 1.1(a) of the Credit Agreement shall be amended in their entirety or in the case of new definitions inserted, as applicable, to read as follows:

“Commitment Fee Percentage” shall mean, for any Fiscal Quarter (or portion thereof), (a) 0.35%, if the Investment Balance for such Fiscal Quarter is less than $50,000,000, (b) 0.15%, if the Investment Balance for such Fiscal Quarter is equal to or greater than $50,000,000 but less than $100,000,000, and (c) 0.00%, if the Investment Balance for such Fiscal Quarter is equal to or greater than  $100,000,000.

“LIBOR Rate” shall mean an annual rate equal to 2.00% plus the greater of (i) zero percent (0.0%) and (ii) the one-month LIBOR rate quoted by the Lender from Reuters Screen LIBOR01 Page or any successor thereto which may be designated by Lender as provided below, which shall be that one-month LIBOR rate in effect two New York

Banking Days prior to the Rate Adjustment Date, adjusted for any reserve requirement and any subsequent costs arising from a change in government regulation, such rate rounded up to the nearest one-sixteenth percent and such rate to be reset monthly on each Rate Adjustment Date. The term “New York Banking Day” means any date (other than a Saturday or Sunday) on which commercial banks are open for business in New York, New York.  The term “Rate Adjustment Date” means the first day of each month. If the initial advance under this Agreement occurs other than on the Rate Adjustment Date, the initial one-month LIBOR rate shall be that one-month LIBOR rate in effect two New York Banking Days prior to the later of (a) the immediately preceding Rate Adjustment Date and (b) the closing date of the loan, which rate plus the percentage described above shall be in effect until the next Rate Adjustment Date. If Lender has determined that (a) the rate index described above (“LIBOR”) is no longer available, either because (i) LIBOR is not being quoted or published, (ii) any relevant agency or authority has announced that LIBOR will no longer be published or is no longer representative, or (iii) any similar circumstance exists such that LIBOR has become unavailable or ceased to exist, or (b) similar loans are being documented with a replacement rate to LIBOR, Lender may, in its discretion, replace LIBOR with a replacement rate (which may include a successor index and a spread adjustment), taking into consideration any selection or recommendation of a replacement rate by any relevant agency or authority and evolving or prevailing market conventions. In connection with the selection and implementation of any such replacement rate, Lender may make any technical, administrative or operational changes that Lender decides may be appropriate to reflect the adoption and implementation of such replacement rate. Lender does not warrant or accept any responsibility for the administration or submission of, or any other matter related to, LIBOR or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation whether any such alternative, successor or replacement rate will have the same value as, or be economically equivalent to, LIBOR. The Lender’s internal records of applicable interest rates shall be determinative in the absence of manifest error.

“Net Income” shall mean, for any period, the net after-tax income of SOUTH STATE BANK, excluding the after-tax effect of the sum of (a) gains or losses resulting from the sale of investments or other capital assets (other than transactions in the ordinary course of business), (b) gains or expenses on acquisitions arising from the acquisition method of accounting for business combinations, and (c) one time charges or expenses related to the merger of the Company and CenterState Bank Corporation, including without limitation transaction expenses and loan write-downs required in accordance with GAAP in accordance with the Day 2 CECL Provision of Acquisition Accounting.

“Revolving Loan Commitment” shall mean an aggregate principal amount not to exceed $100,000,000.

(b)        A new Section 5.11(g) shall be added to the Credit Agreement to read as follows:

“(g)      With respect to the Company, at all times maintain Liquidity of not less than $25,000,000. For purposes of this Section, “Liquidity” means the combined value in U.S. Dollars of the following unencumbered assets of the Company: (i) cash, (ii) marketable securities, or (iii) investments held in U.S. Bank National Association convertible money market deposit account held by the Company with Lender which investments are subject to partial or total redemption at the option of the investor by not less than thirty-one (31) calendar days prior oral and written notification to the Lender.

(c)        Section 6.1 of the Credit Agreement shall be amended in its entirety to read as follows:

6.1       Change of Control; Consolidation, Merger, Acquisitions, Etc.  (a) Enter into a Change of Control transaction; or (b) purchase or otherwise acquire all or substantially all of the assets or stock of a Person (which Person would, upon the consummation of such transaction, become a Bank Subsidiary), unless (only in the case of any such purchase or other acquisition that would increase the assets of the Company and its Subsidiaries, on a consolidated basis by an amount which exceeds a value equal to 25% of the assets of the Company and its Subsidiaries on a consolidated basis before giving effect to such purchase or acquisition), either (at the Company’s option) substantially simultaneously with the time a definitive agreement for such purchase or other acquisition is entered into or at least five (5) calendar days prior to the consummation of such purchase or acquisition, the Company provides the Lender with a pro forma compliance certificate that includes a certification that such purchase or other acquisition would not cause an Event of Default (assuming for the purposes of the pro forma calculation of the financial covenants set forth in Section 5.11 hereof that the effective date of such purchase or other acquisition were the end of the Fiscal Quarter or Fiscal Year, as applicable, most recently ended prior to the date of such certification for which internal financial statements are available). Notwithstanding the foregoing, this Section 6.1 shall not prohibit the consummation of the merger of the Company and CenterState Bank Corporation or any transaction in connection therewith.]

(d)        Section 6.2 of the Credit Agreement shall be amended in its entirety to read as follows:

“6.2      Holding Company Indebtedness.  With respect to the Company only (and not any of its Subsidiaries) issue, create, incur, assume or otherwise become liable with respect to, or permit to remain outstanding, any Holding Company Indebtedness, except: (a) the Obligations; (b) Holding Company Indebtedness disclosed on the Company’s quarterly Parent Company Only Financial Statements for Large Bank Holding Companies – FR Y-9LP dated June 30, 2013; and (c) subordinated Holding Company Indebtedness in an aggregate amount not to exceed $450,000,000.”

3.         Continuing Effect of Credit Agreement.  The provisions of the Credit Agreement, as amended by the amendments in Section 2 hereof, are and shall remain in full force and effect and are hereby in all respects confirmed, approved and ratified.

4.         Representations and Warranties.  In order to induce the Lender to agree to the amendment contained herein, the Company hereby represents and warrants as follows:

(a)      The Company has the power, and has taken all necessary action to authorize it, to execute, deliver and perform in accordance with their respective terms, this Amendment and the Credit Agreement as amended by this Amendment.  This Amendment has been duly executed and delivered by the duly authorized officers of the Company and is, and the Credit Agreement as amended by this Amendment is, the legal, valid and binding obligation of the Company enforceable in accordance with its terms.

(b)      Each of the representations and warranties set forth in Section 3 of the Credit Agreement, after giving effect to this Amendment, shall be made at and as of the Effective Date, except to the extent that any such representations or warranties are made as of a specified date or with respect to a specified period of time, in which case such representations and warranties shall be made as of such specified date or with respect to such specified period.

5.        Conditions to Effectiveness.  This Amendment shall be effective as of June 1, 2020 (the “Effective Date”), but only after the Lender, in its sole discretion, shall have determined that each of the following conditions has been satisfied by the Company or waived by the Lender:

(a)      The Lender shall have received each of the following in form and substance satisfactory to it:

(i)        this Amendment duly executed by the Company and the Lender.

(ii)       an executed Third Amended and Restated Revolving Credit Note;

(iii)      an incumbency certificate, dated the Effective Date, executed by the secretary or assistant secretary of the Company, which shall identify by name and title, and bear the signature of, each officer of the Company authorized to sign this Amendment and the documents delivered by the Company hereunder and to effect the amendments contemplated hereby (each such officer, an “Authorized Officer”);

(iv)      either a copy of the by-laws of the Company, certified on the Effective Date by the secretary or assistant secretary of the Company, or a certificate, dated the Effective Date, of the secretary or assistant secretary of the Company certifying that the by-laws of the Company, as delivered to the Lender under Section 4.1 of the Credit Agreement, remain in full force and effect without amendment or modification of any kind;

(v)       either a copy of the by-laws of South State Bank, certified on the Effective Date by the secretary or assistant secretary of the South State Bank, or a certificate, dated the Effective Date, of the secretary or assistant secretary of South State Bank certifying that the by-laws of South State Bank, as delivered to the Lender under Section 4.1 of the Credit Agreement, remain in full force and effect without amendment or modification of any kind;

(vi)      a Certificate of Existence for the Company, issued by the Office of the Secretary of State of South Carolina, and either certified copies of the Articles of Incorporation of the Company, issued by the Office of the Secretary of State of South Carolina, or a certificate, dated the Effective

Date, of the secretary or assistant secretary of the Company certifying that the Articles of Incorporation of the Company, as delivered to the Lender under Section 4.1 of the Credit Agreement, remain in full force and effect without amendment or modification of any kind;

(vii)    a Certificate of Existence for South State Bank, issued by the Office of the Secretary of State of South Carolina, and either certified copies of the Articles of Incorporation of South State Bank, issued by the Office of the Secretary of State of South Carolina, or a certificate, dated the Effective Date, of the secretary or assistant secretary of South State Bank certifying that the Articles of Incorporation of South State Bank, as delivered to the Lender under Section 5(a)(vi) of Amendment No. 4, remain in full force and effect without amendment or modification of any kind;

(viii)   copies, certified on the Effective Date by the secretary or assistant secretary of the Company, of resolutions of the Company authorizing the execution and delivery of this Amendment;

(ix)      a certificate, dated the Effective Date, of an Authorized Officer certifying that (i)  each representation made or deemed made under Section 4 of this Amendment is true and correct on and as of such date or, in the case of any such representation or warranty that is made as of a specified date or with respect to a specified period of time, as of such specified date or with respect to such specified period, (ii) all conditions precedent to the Effective Date have been satisfied by the Company, and  (iii)  the surviving corporation in the merger will not be materially weaker from a financial perspective, than the Company immediately before giving effect to the merger;

(x)      an opinion of counsel for the Company, who may be in-house counsel, dated the Effective Date, with respect to this Amendment, the Credit Agreement as amended hereby, and the matters contemplated hereby and thereby;

(xi)     all necessary shareholder and regulatory approvals shall have been obtained all conditions to closing shall have been satisfied with respect to the merger of the Company and CenterState Bank Corporation; and

(xii)    such other information, documents or materials as the Lender may have reasonably requested.

6.         Governing Law.  This Amendment shall, pursuant to New York General Obligations Law 5-1401, be construed in accordance with and governed by the law of the State of New York.

7.         Counterparts.  This Amendment may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto were upon the same instrument.

8.         Headings.  Section headings in this Amendment are included herein for convenience and reference only and shall not constitute a part of this Amendment for any other purpose.

[Signature page follows.]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their duly authorized officers all as of the date hereinabove set forth.

SOUTH STATE CORPORATION

By:	/s/ William C. Bochette, III
Name:	William C. Bochette, III
Title:	EVP & Treasurer

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Jeffrey P. Googins
Name:	Jeffrey P. Googins
Title:	Senior Vice President